Exhibit 12

CONSOLIDATED EARNINGS RATIOS

The following table sets forth, for the years and periods indicated, Protective Life Insurance Company’s (Protective Life) ratios of:

     o Consolidated earnings to fixed charges:
     o Consolidated earnings to fixed charges before interest credited on investment products.

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                                                     3 Months Ended
                                                       March 31,                         Year Ended December 31,
                                                  ---------------------    -----------------------------------------------------
                                                    2004       2003           2003       2002      2001        2000      1999
                                                  ---------- ----------    ---------- ---------- ---------- ---------- ---------
Ratio of Consolidated Earnings to Fixed
   Charges(1)                                         1.6        1.4           1.5        1.3        1.2        1.2        1.6
Ratio of Consolidated Earnings to Fixed
   Charges Before Interest Credited on
   Investment Products(2)                            61.6       53.6          83.4       49.1       47.2       28.3       27.7
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(1)	Protective Life calculates the ratio of “Consolidated Earnings to Fixed Charges” by dividing the sum of income from continuing operations before income tax (BT), interest expense (which includes an estimate of the interest component of operating lease expense) (I) and interest credited on investment products (IP) by the sum of interest expense (I) and interest credited on investment products (IP). The formula for this ratio is: (BT+I+IP)/(I+IP). Protective Life continues to sell investment products that credit interest to the contractholder. Investment products include products such as guaranteed investment contracts, annuities, and variable universal life insurance policies. The inclusion of interest credited on investment products results in a negative impact on the ratio of earnings to fixed charges because the effect of increases in interest credited to contractholders more than offsets the effect of the increases in earings.

(2)	Protective Life calculates the ratio of “Consolidated Earnings to Fixed Charges Before Interest Credited on Investment Products” by dividing the sum of income from continuing operations before income tax (BT) and interest expense (I) by interest expense (I). The formula for this calculation, therefore, would be: (BT+I)/I.

                                               COMPUTATION OF CONSOLIDATED EARNINGS RATIOS

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                                               3 Months Ended                            Year Ended December 31,
                                                 March 31,
                                            ---------------------     --------------------------------------------------------------
                                              2004       2003             2003         2002        2001         2000        1999
                                            ---------- ----------     ------------ ------------ ----------- ----------- ------------
Computation of Ratio of Consolidated
   Earnings to Fixed Charges Before
   Interest Credited on Investment
   Products

Income from Continuing Operations
   before income tax                        $ 97,772    $ 56,615      $   349,972  $   241,623  $   213,958   $174,622     $186,613

Add Interest Expense                           1,614       1,076            4,249        5,019       4,633       6,400        7,000
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Earnings before Interest and Taxes          $ 99,386    $ 57,691      $   354,221  $   246,642  $   218,591   $181,022     $193,613

Earnings before Interest and Taxes
   Divided by Interest Expenses                61.6       53.6            83.4         49.1         47.2        28.3        27.7

Computation of Ratio of Consolided
   Earnings to Fixed Charges

Income from Continuing Operations
   before Income Tax                        $ 97,772    $ 56,615      $   349,972  $   241,623  $   213,958   $174,622     $186,613

Add Interest Expense                           1,614       1,076            4,249        5,019       4,633       6,400        7,000

Add Interest Credited on Investment
   Products                                 $161,309    $142,383          647,695      900,930     944,098    $766,004      331,746
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Earnings before Interest, Interest
   Credited on Investment Products
   And Taxes                                $260,695    $200,074       $1,001,916   $1,147,572  $1,162,689    $947,026     $525,359

Earnings before Interest, Interest
   Credited on Investment Products and
   Taxes Divided by Interest Expense
   And Interest Credited on Investment
   Products                                     1.6        1.4             1.5          1.3         1.2         1.2         1.6
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